CONSULTING SERVICES AGREEMENT

Between

XTI Aircraft Company

and

Dennis Olcott

Effective January 1, 2015

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (“Agreement”), dated effective January 1, 2015 (the “Effective Date”), by and between XTI Aircraft Company (“XTI” or the “Company”) and Dennis Olcott (the “Consultant”). XTI and the Consultant may sometimes be referred to herein as the “Parties” and individually as a “Party.” This Agreement is based on the following premises:

WHEREAS, XTI and the Consultant desire to work collaboratively together to help design, develop and market the XTI TriFan600 fixed-wing vertical take-off and landing aircraft (the “Aircraft”), and

WHEREAS, XTI and the Consultant have reached agreement regarding the Consultant’s services to be provided to the Company, as set forth herein.

NOW THEREFORE, based on the above premises and the mutual covenants set forth herein, the Parties agree as follows:

1.	SERVICES:

(a)      Description of Services. Consultant shall provide the following services described on Appendix A (the “Services”), in accordance with the terms and conditions of this Agreement.

(b)      Independent Contractor. Consultant shall at all times be an independent contractor, and as such shall be solely responsible for determining the exact manner in which the Services are to be performed, the Company being interested only in the results obtained and compliance with its standards, specifications and schedule. Notwithstanding the independent nature of Consultant’s relationship with the Company, Consultant shall be considered an officer, agent, and representative of the Company and shall have authority to represent, act for, undertake any liabilities or commit to any contract on behalf of the Company as an agent or otherwise, as may be authorized by, or as undertaken in an appointed capacity as the Senior Vice President of Engineering and Chief Engineer for, the Company and directed by the Board. Nothing in this Agreement is intended to create a relationship, express or implied, of employer-employee between the Company and Consultant.

2.	COMPENSATION:

(a)      Compensation During Initial Term and Extended Term. As sole consideration to Consultant for Services performed during the Initial Term (defined below) and the Extended Term (defined below), XTI hereby grants the number of shares of its $0.001 par value common stock to Consultant when and as reflected on Appendix B attached hereto (hereinafter, “Restricted Stock”). The Restricted Stock is subject to, among other things: (i) the Company’s Certificate of Incorporation and Bylaws, as they may be amended from time to time, (ii) the Terms and Conditions of the Restricted Stock, attached hereto as Appendix B, and (iii) the terms and conditions of the Subscription Agreement, attached hereto as Appendix C (the “Subscription Agreement”, and collectively, the “Shareholder Documents”). Simultaneously with the issuance of the Restricted Stock, the Company and Consultant shall enter into the Subscription Agreement and any other documents reasonably requested by the Company.

(b)      Compensation After the Extended Term. During the Extended Term, Company and Consultant agree to meet and discuss Consultant’s continued role with the Company with the understanding that Consultant possesses a unique set of skills, abilities and experiences which will benefit the Company. The Parties agree that Consultant’s compensation during any period following the Extended Term will reflect the amount of time, energy and responsibility the Consultant will devote, and the nature of his role as a consultant, director, executive, employee, or otherwise, as well as whether Consultant will devote part of his time performing services for compensation for any other entity. Such compensation following the Extended Term could include a salary or other cash consideration, benefits, bonuses, additional stock, stock options pursuant to a standard industry incentive stock option plan, or any combination of incentive compensation, all at the sole discretion of the XTI board of directors.

(c)      Stock Options. The Company plans to create a stock option plan after the closing of the Company’s Financing. After the stock option plan is effective, the Company and Consultant shall use commercially reasonable efforts to negotiate the number and type of stock options that Company will grant to Consultant.

(d)      Expenses. During the Term, XTI shall reimburse the Consultant for its pre-approved out-of-pocket expenses related to the Services, including but not limited to his out of town travel expenses so long as such expenses are pre-approved and constitute business deductions from taxable income for the Company and are excludable from taxable income to the Consultant under the governing laws and regulations of the Internal Revenue Code. Requests for reimbursement (and related documentation) must be provided by Consultant to the Company within ninety (90) days after the incurrence of each such expense, and the Company shall reimburse each expense reimbursable hereunder within ten (10) business days following the submission of the requisite documentation for such expense. Reimbursement of expenses may be denied at the sole discretion of XTI to the extent they are not timely submitted for reimbursement.

(e)      No Benefits or Worker’s Comp. Consultant shall not be eligible for any of the Company’s employment rights or benefits, including but not limited to health insurance benefits, retirement plan benefits, vacation pay or sick pay. No workers’ compensation or unemployment compensation insurance has been or will be obtained by the Company for Consultant.

3.	TERM AND TERMINATION:

This Agreement is effective between the Parties as of the Effective Date, and shall continue until the closing of the Financing (the “Initial Term”). After expiration of the Initial Term, this Agreement shall automatically continue for one six (6) month period thereafter (the “Extended Term”). Anytime during the Extended Term, or if the Financing does not close within twenty four (24) months of the Effective Date, either Party may terminate this Agreement, for any reason, by providing thirty (30) days prior written notice to the other Party, subject to the terms and conditions of this Agreement including Company’s obligation to pay Consultant for all Services rendered up to the effective date of termination. References in this Agreement to the “Term” without being proceeded by “Initial” or “Extended” shall be interpreted to collectively refer to both the Initial Term and Extended Term where appropriate.. For purposes of this Agreement, “Financing” means issuance and sale of one or more equity or debt securities to third parties (other than David Brody) having an aggregate minimum value of $10 million paid to Company.

4.	CONFIDENTIAL INFORMATION, WORK PRODUCT, ASSIGNMENT OF INVENTIONS AND NON-COMPETITION:

(a)      Confidential Information. Consultant shall maintain the Confidential Information of the Company in strict confidence during the Term of this Agreement and after its termination, and shall exercise no less than reasonable care with respect to the handling and protection of such Confidential Information. Consultant shall use the Confidential Information of the Company only during the Term of this Agreement and as expressly permitted herein, and shall disclose such Confidential Information only to employees and representatives of Consultant as is reasonably required in connection with the exercise of the rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees and representatives).

(b)      Definition. “Confidential Information” means all oral or written communication or data information disclosed by the Company, including, but not limited to any information relating to the Company’s business affairs, including trade secrets, inventions, samples, formulae, source and object code, concepts, ideas, know-how, processes, techniques, other works of authorship, technology, features, improvements, drawings, specifications, data, databases, discoveries, developments, designs, and enhancements, business information, business plans, marketing materials and plans, technical or financial information, research and development plans, budgets, financial information, proposals, sketches, models, samples, computer programs and documentation, price lists, costs, supplier information, employee lists, employment and consulting agreements, personnel policies, the substance of agreements with customers, suppliers, vendors and others, marketing arrangements, customer lists, commercial arrangements, and any similar information, whether or not marked “Confidential,” “Proprietary” or “Trade Secret,” including all Third Party Information. “Third Party Information” means confidential or proprietary information received from a third party and that is subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.

(c)      Exclusions. Confidential Information excludes information that: (i) is in or enters the public domain, through no fault of Consultant; or (ii) has been disclosed by the Company to a third party without restriction; or (iii) is known to the general public through publication or otherwise; or (iv) is already known to the Consultant at the time of its disclosure; or (v) is independently developed by Consultant without use of or reference to the Company’s Confidential Information.

Notwithstanding the foregoing exclusions, all information that relates to Work Product or Inventions (each as defined below) or that is developed in connection with Work Product or Inventions under this Agreement, regardless of whether such is identified as being confidential or proprietary or falls under one or more of the exceptions set forth above, shall be deemed to be the Confidential Information of the Company and shall be subject to the restrictions set forth in this Section 4.

(d)      Non-Disclosure. Consultant acknowledges the confidential and proprietary nature of the Company’s Confidential Information and agrees, except as expressly authorized or permitted under this Agreement, (i) to hold the Company’s Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the Consultant employs with respect to its own confidential materials), (ii) not to divulge any such Confidential Information to any third person, and (iii) not to make any use whatsoever of such Confidential Information, except as required in order to perform the Services.

(e)      Work Product. The product of all work performed on behalf of the Company by Consultant pursuant to this Agreement in connection with the Services, whether or not pursuant to a written agreement (the “Work Product”) shall be owned by the Company. Consultant acknowledges that the copyright to all original works of authorship which are or have been made by it (solely or jointly with others) within the scope of Consultant’s Services, and which are classifiable as “works made for hire,” as defined by the United States Copyright Act (17 U.S.C., Section 101), shall be owned by the Company. At termination of this Agreement, Consultant shall deliver to the Company both the completed and any uncompleted portions of the Work Product, without exception. The Company, as owner of all Work Product, may change, alter, and revise the Work Product as necessary.

(f)      Assignment of Inventions. Consultant agrees to assign to the Company all of Consultant’s right, title and interest in and to any and all Inventions trade secrets, Work Product, Confidential Information, whether or not eligible for or covered by patent, copyright or trade secret protection (all collectively hereinafter referred to as “Inventions”) that are made, conceived, reduced to practice or learned by Consultant during the Term. Inventions assigned to the Company are hereinafter referred to as “Company Inventions.”

(g)      Non-Compete. During the Term, Consultant: (i) will have access to and knowledge of Confidential Information; and (ii) the Services rendered by Consultant to the Company are key services. To protect the Company’s Confidential Information and business, and because of the key technical work performed by Consultant for the Company, Consultant agrees that during the Term, and for a period of five years after the Term (regardless of whether or not the Consultant is working for the Company), the Consultant will not, anywhere in the world, directly or indirectly engage in, or have any ownership interest in, or participate in the financing, operation, management or control of, a “Restricted Business” (as defined below), as an employee, equity owner, consultant, proprietor, partner, or director. Ownership of less than one percent (1%) of the outstanding voting stock of a publicly traded corporation will not be a violation of this Section 4(g).

Consultant agrees and acknowledges that (i) the time and geographic limitations on the restrictions in this Section 4(g) are reasonable, (ii) this Section 4(g) is reasonably necessary for the protection of Company’s Confidential Information, (iii) through the performance of Services the Consultant shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting Company’s business value. If any restriction set forth in this Section 4(g) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, or too great of a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, and geographic area as to which it may be enforceable, and any such decision of invalidity or unenforceability in any jurisdiction shall not invalidate or render such provision unenforceable in any other jurisdiction.

As used in this Section 4(g), “Restricted Business” shall mean the development, design, manufacturing, marketing or sales of manned or unmanned fixed-wing vertical take-off and landing aircraft of any weight or size, using one or more ducted fans for vertical take-off and landing, anywhere in the world.

Consultant acknowledges that its experience and capabilities are such that Consultant's breach of the obligations under this Agreement, including but not limited to this Section 4 cannot be reasonably or adequately compensated in damages in an action at law. If Consultant breaches or threatens to breach any provisions of this Agreement, the Consultant agrees that the Company shall be entitled to an injunction, without bond or other security, enjoining and restraining Consultant, or its affiliates, associates, partners or agents, either directly or indirectly, from committing such breach. The Company’s right to an injunction shall be cumulative and not limit its right to any other remedies, including damages.

5.	INDEMNIFICATION:

(a)      Indemnification by the Consultant. Consultant hereby indemnifies and agrees to hold the Company and its affiliates (including any and all officers, directors, employees and agents) harmless from and against any loss, claim, liability, cost, expense or other damages (including reasonable legal fees and expenses)(collectively “Losses”) which are caused by or arise out of Consultant’s fraud, gross negligence or willful misconduct.

(b)      Indemnification by the Company. The Company hereby agrees to indemnify Consultant from any and against any Losses which are caused by or arise out of Consultant’s performance of the Services to the Company pursuant to this Agreement; provided, however, Consultant shall not be entitled to indemnification for any Losses that are the result of (1) any breach by Consultant of this Agreement, or (2) acts or omissions of Consultant that would constitute fraud, gross negligence or willful misconduct.

6.	GENERAL PROVISIONS:

(a)      Delegation of Duties Prohibited. The duties and covenants of the Consultant under this Agreement, being personal, may not be delegated.

(b)      Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when delivered electronically by e-mail or by hand, and when received by the addressee:

If to XTI:	XTI Aircraft Company
2209 Green Oaks Lane
Greenwood Village, Colorado 80121
Attn: David E. Brody
dbrody@xtiaircraft.com

If to the Consultant:	Dennis Olcott
19751 East Mainstreet, Suite 265
Parker, CO 80138
dolcott@xtiaircraft.com

(c)      Entire Agreement; Amendments. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior consulting agreements and understandings, oral or written, between the Parties hereto with respect to the subject matter hereof, except for any Non-Disclosure Agreement, executed between the Parties, which shall remain in effect in accordance with its terms. This Agreement may not be amended orally, but only by an agreement in writing signed by both Parties.

(d)      Governing Law; Forum and Venue. This Agreement shall be construed according to the laws of the State of Colorado and any actions to enforce the terms of this Agreement shall be exclusively brought in either state or federal court in the City and County of Denver, Colorado.

(e)      Section 409A Compliance. This section applies notwithstanding any other provision of this Agreement. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, Payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Consultant on account of non-compliance with Section 409A. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Consultant on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. Any tax gross-up payments provided under this Agreement shall be paid to the Consultant on or before December 31 of the calendar year immediately following the calendar year in which the Consultant remits the related taxes. A distribution under this Agreement will be treated as made on the designated payment date if the payment is made (i) at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the date designated in the Agreement or (ii) at a date no earlier than 30 days before the designated payment date. In no event may the Consultant, directly or indirectly, designate the year of payment.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

XTI Aircraft Company

By: /s/ David E. Brody	/s/ Dennis Olcott
David E. Brody, Chairman	Dennis Olcott, individually

APPENDIX A

(Consulting Services Agreement between XTI Aircraft Company and Dennis Olcott dated effective January 1, 2015)

DESCRIPTION OF SERVICES

For both the Initial Term and the Extended Term, the Consultant shall provide all services generally expected of a person with his knowledge and skills, in his positions as Senior Vice President of Engineering and Chief Engineer. Such services include engineering and business consulting services for XTI, including aircraft conceptual, preliminary, and detail design. Services shall also include: (a) executive leadership, (b) participation and advice in strategic planning and direction of the Company, consistent with the Company’s requests and policies, (c) advice and guidance with respect to projected budgets and operations, and (d) supervising other personnel, including engineers and individuals or other consultants who are not engineers but who provide support to the process of developing the Company’s aircraft or services.

Engineering services shall include external shape definition, aerodynamic loads and performance calculations, structural design and analysis, systems design and analysis, system safety analysis, flight test planning and data analysis, and certification planning and analysis. Engineering services shall be provided in the form of technical reports, test plans, spreadsheets, software analysis, instruction, and technical meetings.

Business services shall include program planning and management including task identification, sequencing and scheduling, cost estimation and budgeting, facility planning, progress tracking, technical and program risk mitigation, hiring assistance, business process development, and participation in marketing and financing presentations and related activities before and after securing the Financing. Business services shall be provided in the form of reports, plans, schedules, business processes, and budgets.

To the extent not specifically enumerated above, the Services shall also include the following:

INITIAL TERM

During the Initial Term, in addition to providing such additional Services as may be requested from time to time by the Company and agreed upon by Consultant, the “Services” shall include the following tasks and responsibilities, with the Parties intending that the Consultant will devote the time necessary to accomplish the Services:

Board Participation

1.	Serve as a member of XTI’s board of directors (the “Board”) as and when elected by XTI’s shareholders.

2.	Attend regularly scheduled meetings of the Board.

3.

Assist the Company in identifying potential executive officers and board members that may add their expertise and value to the Company, and provide guidance and participate in setting the salaries and compensation of Company management.

4.

In general, perform such other responsibilities that are normally imposed by Delaware or applicable law, the Certificate of Incorporation, as may be amended from time to time, and Bylaws, as may be amended from time to time.

Appendix A to Consulting Agreement – D. Olcott

Operations and Aircraft Development

5.	Serve as XTI’s Senior Vice President of Engineering and Chief Engineer at the discretion of the Company.

6.	Support and assist the Company in securing the Financing.

7.

After any initial investment in the Company is secured contributing towards the Financing, meet (telephonically or in person) with management bi-weekly to set overall and specific preliminary design objectives, approve plans and programs of operation for preliminary design of the Aircraft, and provide guidance on resources needed, such as funds, labor and equipment, to ensure success of objectives.

8.	Review, assist, provide guidance, and approve projected budgets and financial data related to operations and development of the Proof-of-Concept aircraft.

9.	Liaise with management and the FAA Aircraft Registration Branch on the certification program for the Aircraft.

10.

Identify and assist the Company in establishing vendor relationships and negotiating contracts for a supply chain for major systems, components and other materials used in the development of the Aircraft, and facilitate an interface between suppliers and management on technical or capability requirements.

EXTENDED TERM

During the Extended Term, the “Services” shall consist of the following tasks and responsibilities, with the Parties intending that the Consultant will devote between the time necessary (estimated to be between 90 and 110 hours a month) to accomplish the Services at the Company’s executive offices in the Greater Denver area:

Board Participation

1.	Continue serving as an outside member of Board, attend regularly scheduled meetings of the Board,and provide guidance to and governance over Company management.

2.	Assist the Company in identifying potential strategic board members and officer candidates that may add their expertise and value to the Company.

3.	Provide such additional Services as may be requested from time to time by the Company and agreed upon by Consultant.

Operations and Aircraft Development

4.

Review, assist, provide guidance, and approve overall and specific preliminary design objectives, approve plans and programs of operation for preliminary design of the Aircraft and development of the Proof-of-Concept aircraft.

5.	Liaise with management and the FAA Aircraft Registration Branch on the certification program for the Aircraft.

6.

Identify and assist the Company in establishing vendor relationships and negotiating contracts for a supply chain for major systems, components and other materials used in the development of the Aircraft, and facilitate an interface between suppliers and management on technical or capability requirements.

Appendix A to Consulting Agreement – D. Olcott

APPENDIX B

TERMS AND CONDITIONS OF RESTRICTED STOCK

XTI Aircraft Company, a Delaware corporation (together with any successor thereof, the “Company”) hereby grants to the holder listed below (“Participant”), the number of shares of the Company’s Common Stock, set forth below (individually and collectively referred to as the “Restricted Stock”). The Restricted Stock are subject to, among other things, all of the terms and conditions of the Shareholder Documents.

Participant:	Dennis Olcott

Grant Date:	January 1, 2015

Total Number of shares of Restricted Stock:	2,173,913

Vesting Schedule:	The Restricted Stock shall be vested immediately.

By signing below, Participant agrees to be bound by the terms and conditions of the Restricted Stock and the Shareholder Documents. Participant has reviewed the terms and conditions of the Shareholder Documents and the Restricted Stock in their entirety, has had an opportunity to obtain the advice of counsel regarding the Shareholder Documents and the Restricted Stock and fully understands all provisions of the terms and conditions of the Restricted Stock and the Shareholder Documents. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under the terms and conditions of the Restricted Stock.

Any capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Consulting Agreement between Company and Participant.

IN WITNESS WHEREOF, the undersigned have executed the terms and conditions of the Restricted Stock effective as of the Grant Date set forth above.

XTI Aircraft Company

By: /s/ David E. Brody	/s/ Dennis Olcott
David E. Brody, Chairman	Dennis Olcott, individually

Appendix B to Consulting Agreement – D. Olcott

APPENDIX C

XTI AIRCRAFT COMPANY

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of the date of acceptance by the Company between XTI Aircraft Company, a Delaware corporation (the “Company”), and the person listed on the signature page attached hereto and identified as the “Participant” (the “Participant”).

Background

A.      The Participant has been granted the number of shares of the Company’s Common Stock (hereinafter, “Restricted Stock”) set forth on the signature page of this Subscription Agreement.

B.      On the terms and subject to the conditions set forth herein and in the terms and conditions of the Restricted Stock, Participant shall subscribe for the Restricted Stock.

The parties agree as follows:

Agreement

1.      Subscription Irrevocable. This Agreement is irrevocable and may not be withdrawn.

2.      Issuance of Restricted Stock. Upon acceptance of this Agreement, the Participant shall be granted the Restricted Stock.

3.      Participant’s Representations and Warranties. Participant represents, warrants, and covenants to the Company as follows:

(a)      Participant understands that the Restricted Stock has not been registered under the Securities Act of 1933, as amended or any state securities laws (the “Acts”) in reliance upon exemptions available for nonpublic or limited offerings.

(b)      Participant had and continues to have an opportunity (i) to question, and to receive information from, the officers and directors of the Company concerning the Restricted Stock, and concerning the Company, and (ii) to obtain any and all additional information necessary to verify the accuracy of the information contained herein, or any other supplemental information which Participant deems relevant to make an informed investment decision as to his or her subscription, provided in all cases that the Company possesses such information or can acquire it without unreasonable effort or expense.

(c)      Participant has sufficient knowledge and experience in business and financial matters in general and is capable of utilizing the information provided to Participant to evaluate the risks involved in purchasing the Restricted Stock.

(d)      Participant is capable of bearing all the economic risks involved in the investment in the Restricted Stock.

(e)      Participant is acquiring the Restricted Stock for Participant’s own account, for investment, and with no view to the resale or distribution thereof.

(f)      Participant understands that in addition to complying with the restrictions upon transfer contained in the legends to be placed on certificates or other documents representing the Restricted Stock and Participant must bear the risk of the investment in the Restricted stock for an indefinite period because the Restricted Stock has not been registered under any federal or state securities law and, therefore, are subject to restrictions upon transfer such that they may not be sold or otherwise transferred unless they are registered under such laws or an exemption from such registration is available. Participant understands that the Company is not under any obligation, and has no present intention, to file a registration statement under such laws or to comply with any exemptions under such laws for purposes of any resales.

Appendix C to Consulting Agreement – D. Olcott

(g)      In addition to complying with the transfer restrictions set forth in the Stockholders Agreement with the Company and the other shareholders of the Company, Participant shall not assign, sell, or make any other disposition of any of the Restricted Stock in the absence of an effective registration statement, qualification, or other authorization relating thereto under federal and state securities laws, or an opinion of qualified counsel satisfactory to the Company to the effect that the proposed assignment, sale, or other disposition of the Restricted Stock will neither constitute nor result in any violation of such laws. Any certificates or other documents which may be issued representing the Restricted Stock may be endorsed with a legend to this effect (in additional to any other legends that, in the opinion of the Company’s counsel, may be required).

(h)      The representations, warranties, and covenants herein contained are made and given by Participant to induce the Company to issue the Restricted Stock to Participant, and each representation, warranty, and covenant constitutes a material portion of the consideration therefor.

5.      Effectiveness. This Agreement shall be effective upon the acceptance of this Agreement by the Company as indicated by the Company’s signature on the signature page of this Agreement.

6.      General. The rights and duties under this Agreement may not be assigned or delegated. This Agreement may be modified only with the written consent of the Company. This Agreement shall be governed by and interpreted in accordance with the laws of Colorado. This Agreement may be executed in any number of counterparts, each of which shall be considered an original but all of which together shall constitute one and the same instrument.

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Appendix C to Consulting Agreement – D. Olcott

PARTICIPANT:

/s/ Dennis Olcott
(signature)

Dennis Olcott, individually

Address:

SS #:

Number of shares of Common Stock: 2,173,913

ACCEPTED as being effective the1st day of January 2015.

XTI Aircraft Company

/s/ David E. Brody
David E. Brody, Chairman

Appendix C to Consulting Agreement – D. Olcott